AMENDMENT NO. 6

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Core Funds and Thrivent Cash Management Trust)

Thrivent Core Funds (“TCF”), Thrivent Cash Management Trust (“TCMT”) and Thrivent Financial Investor Services Inc. (“TFISI”) hereby agree that, with respect to the Transfer Agency and Service Agreement dated June 1, 2016 between TCF, TCMT and TFISI, as amended (the “Agreement”), effective February 28, 2022, the “Thrivent Core Small Cap Value Fund” shall be deemed a “Fund” under the terms of the Agreement; and, effective February 1, 2022, the fees paid under the Agreement are hereby revised. A revised Schedule A and Schedule B are attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT CASH MANAGEMENT TRUST

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT FINANCIAL INVESTOR SERVICES INC.

By:	/s/ Kathryn A. Stelter
Kathryn A. Stelter
Vice President and Chief Operations Officer

SCHEDULE A

Thrivent Cash Management Trust, a Massachusetts business trust

Thrivent Core Funds, a Delaware statutory trust

Thrivent Core Short-Term Reserve Fund

Thrivent Core Emerging Markets Debt Fund

Thrivent Core International Equity Fund

Thrivent Core Low Volatility Equity Fund

Thrivent Core Emerging Markets Equity Fund

Thrivent Core Small Cap Value Fund

SCHEDULE B

Fund	Fee
Thrivent Core Short-Term Reserve Fund	$5,000
Thrivent Cash Management Trust	$5,000
Thrivent Core Emerging Markets Debt Fund	$5,000
Thrivent Core International Equity Fund	$5,000
Thrivent Core Low Volatility Equity Fund	$5,000
Thrivent Core Emerging Markets Equity Fund	$5,000
Thrivent Core Small Cap Value Fund	$5,000